Exhibit 99.1

Qualigen Therapeutics, Inc. Receives Nasdaq Notice Regarding Delayed Form 10-K Filing

CARLSBAD, Calif., April 21, 2023 (GLOBE NEWSWIRE) — Qualigen Therapeutics, Inc. (“Qualigen” or “the Company,” Nasdaq: QLGN), a diversified life sciences company focused on developing treatments for adult and pediatric cancers with potential for Orphan Drug Designation, while also commercializing diagnostics, today reports that on April 20, 2023, it received a letter from the Nasdaq Stock Market LLC (“Nasdaq”) relating to the Company’s failure to timely file its Annual Report on Form 10-K for the year ended December 31, 2022 (the “Form 10-K”) as required under Section 5250(c) of Nasdaq Rules regarding the Qualification, Listing and Delisting of Companies (the “Nasdaq Listing Rules”). On March 31, 2023, the Company filed Notification of Late Filing on Form 12b-25 (the “Form 12b-25”), indicating that the filing of its Form 10-K will be delayed until after the completion of the accounting and disclosures related to the Company’s acquisition of a majority interest in NanoSynex, Ltd included in its Annual Report.

Although the Company dedicated significant resources to the completion of its audited consolidated financial statements and related disclosures for inclusion in the Form 10-K, the Company was unable to complete and file the Form 10-K prior to April 17, 2023, the extension period provided by the Form 12b-25. The delay was due primarily to the Company’s acquisition of a majority interest in NanoSynex, Ltd. and additional information and investigation needed in relation to the Company’s financial statements to complete the audit. Under Nasdaq Listing Rule 5810(c)(2)(F)(i), the Company generally has 60 calendar days from the date of the deficiency letter to submit to Nasdaq a plan (the “Compliance Plan”) to regain compliance with the Nasdaq Listing Rules.

This notification has no immediate effect on the listing of the Company’s common stock on the Nasdaq. However, if the Company fails to timely regain compliance with the Nasdaq Listing Rule, the Company’s common stock will be subject to delisting from Nasdaq.

The Company is working diligently and expects to file the Form 10-K within the 60-day period, which ends on June 20, 2023, which would eliminate the need for the Company to submit a formal plan to regain compliance.

About Qualigen Therapeutics, Inc.

Qualigen Therapeutics, Inc. is a diversified life sciences company focused on developing treatments for adult and pediatric cancer, while also commercializing diagnostics. Our investigational QN-302 compound is a small molecule selective transcription inhibitor with strong binding affinity to G4s prevalent in cancer cells; such binding could, by stabilizing the G4s against “unwinding,” help inhibit cancer cell proliferation. The investigational compounds within Qualigen’s family of RAS oncogene protein-protein interaction inhibitor small molecules are believed to inhibit or block the binding of mutated RAS genes’ proteins to their effector proteins, thereby leaving the proteins from the mutated RAS unable to cause further harm. In theory, such mechanism of action may be effective in the treatment of about one quarter of all cancers, including certain forms of pancreatic, colorectal, and lung cancers. Our investigational QN-247 compound inhibits nucleolin, a key multi-functional regulatory protein that is overexpressed in cancer cells; QN-247 may thereby be able to inhibit the cells’ proliferation. QN-247 has shown promise in preclinical studies for the treatment of acute myeloid leukemia (AML). In addition to its oncology drug pipeline, Qualigen has an established diagnostics business which manufactures and distributes proprietary and highly accurate rapid blood testing systems to physician offices and small hospitals for the management of prostate cancer and other diseases and health conditions.

For more information about Qualigen Therapeutics, Inc., please visit www.qualigeninc.com.

Forward-Looking Statements

This news release contains forward-looking statements by Qualigen that involve risks and uncertainties and reflect the Company’s judgment as of the date of this release. These statements include those related to the Company’s expected timing for filing the Form 10-K and its ability to regain compliance with Nasdaq’s continued listing requirements. These statements are subject to risks and uncertainties, and actual results may differ materially from these statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking statements beyond the date of this release, except as required by law. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact:

Jules Abraham

JQA Partners, Inc.

917-885-7378

jabraham@jqapartners.com

Source: Qualigen Therapeutics, Inc.